Exhibit 15.1

November 4, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated November 4, 2016 on our review of interim financial information of Realogy Holdings Corp. and its subsidiaries (the “Company”) for the three and nine-month periods ended September 30, 2016 and September 30, 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2016 is incorporated by reference in its Registration Statements on Form S-8 dated October 12, 2012 (No. 333 - 184383) and May 5, 2016 (No. 333 - 211160), respectively and Form S-3 dated April 9, 2013 (No. 333 - 187816).
Very truly yours,

/s/ PricewaterhouseCoopers LLP